Exhibit 5.1

06 | 21 | 2017

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Associate General Counsel, Corporate Finance and Governance, and Assistant Secretary of Omeros Corporation, a Washington corporation (“Omeros”), and I have acted as counsel to Omeros in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of 3,600,000 shares of Omeros common stock, par value $0.01 per share (the “Shares”), reserved for issuance under the Omeros Corporation 2017 Omnibus Incentive Compensation Plan (the “Plan”). In connection with rendering this opinion, I have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by Omeros, with the Securities and Exchange Commission on or about the date hereof.

I have reviewed such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

In rendering this opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources I believe to be responsible.

Based upon the foregoing, it is my opinion that the Shares have been duly authorized and, when issued and sold in the manner referred to in the Plan, will be validly issued, fully paid and nonassessable.

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I am a member of the bar of the State of Washington. I do not express any opinion herein on any laws other than the Washington Business Corporation Act, applicable provisions of the Washington State Constitution and reported judicial decisions interpreting these laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the reference to my name under the heading Interests of Named Experts and Counsel in the Registration Statement and any amendments thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mark A. Metcalf
Mark A. Metcalf Associate General Counsel, Corporate Finance and Governance, and Assistant Secretary